Exhibit 99.1

Recent Developments

Preliminary Results for the Quarter Ended June 30, 2019.

We expect net sales orders to have increased approximately 20.0%, to 2,810 homes in the second quarter of 2019 as compared to 2,342 homes in the second quarter of 2018. We expect our overall monthly absorption pace to have been 2.6 net sales orders per community in the second quarter of 2019 compared to 2.6 for the second quarter of 2018.

We expect our closings to have increased approximately 30.2% in the second quarter of 2019 compared to the corresponding period in 2018, to 2,594. We expect GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, for the second quarter of 2019 to be near the high end of a mid-to-high 17 percent range.

We anticipate sales order backlog of homes under contract to have increased approximately 6.5% to 5,051 homes, with a sales value of $2.5 billion at June 30, 2019 compared to a sales value of $2.4 billion as of June 30, 2018. At June 30, 2019, we had $196.5 million of unrestricted cash and cash equivalents.

The preliminary financial and other data set forth in this section has been prepared by, and is the responsibility of, our management. The foregoing information is preliminary and has not been compiled or examined by our independent auditors nor have our independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the foregoing information is subject to revision as we prepare our financial statements and other disclosures as of and for the three months ending June 30, 2019, including all disclosures required by U.S. GAAP. Because we have not completed our normal quarterly closing and review procedures for the three months ending June 30, 2019, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three months ending June 30, 2019 may differ materially from the foregoing information. The foregoing information should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. See “Forward-Looking Statements” in this Current Report.